Exhibit (d)(5)

Execution Version

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”) is made as of October 1, 2025 (the “Effective Date”) by and between GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (“GLDD” and together with its direct and indirect subsidiaries, “Disclosing Party”) and SALTCHUK RESOURCES, INC. (“Recipient”). For the purposes of this Agreement, each of Recipient and Disclosing Party is sometimes referred to, individually, as a “Party” and Recipient and Disclosing Party are sometimes referred to as, together, the “Parties”.

BACKGROUND

The Recipient is requesting, and may in the future request, information concerning the Disclosing Party in connection with Recipient’s consideration of a potential transaction with Disclosing Party. Disclosing Party is willing to provide such information, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants, terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which consideration is hereby conclusively acknowledged by each Party, the Parties agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, that with respect to Recipient, its Representatives do not include any of its Affiliates not identified on Annex A hereto or consented to by Disclosing Party pursuant to the second proviso set forth in the definition of “Representatives”. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Combination” shall mean a transaction in which (i) a person or “group” (within the meaning of Section 13(d) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) other than Recipient or its Affiliates acquires, directly or indirectly, securities representing a majority of the voting power of the outstanding securities of GLDD or properties or assets constituting a majority of the consolidated assets of GLDD and its subsidiaries; or (ii) in any case not covered by (i), GLDD engages in a merger or other business combination such that the holders of voting securities of GLDD immediately prior to the transaction will own less than a majority of the voting power of securities of the resulting entity.

(c) “Confidential Information” means all information, data, documents, agreements, files, and other materials (in any form or medium of communication, including whether disclosed orally or disclosed or stored in written, electronic, or other form or media) that is, directly or indirectly, obtained from or disclosed by or on behalf of the Disclosing Party or its Representatives, on or after the Effective Date, relating directly or indirectly to the Disclosing Party or its businesses, affairs, assets, properties, or prospects, and all notes, analyses, compilations, reports, forecasts, data, studies, samples, interpretations, summaries, and other documents and materials (in any form or medium of communication, whether oral, written, electronic, or other form or media) prepared by or for the Recipient or any of its Representatives to the extent that they contain or otherwise use or reflect, in whole or in part, such information, data, documents, agreements, files, or other materials. The term “Confidential Information” does not include information that: (i) at the time of disclosure is or thereafter becomes generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or any of its Representatives in violation of this Agreement); (ii) was available to the

Recipient on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source, to the Recipient’s knowledge, is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; (iii) was or is already in the possession of Recipient or any of its Representatives prior to the time of disclosure by the Disclosing Party, as shown by Recipient’s or such Representative’s files and records, provided that such information is not known by Recipient or any of its Representatives to be subject to another obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by the Recipient without reference to or reliance upon, or using in any manner, the Confidential Information and without violating any of its obligations under this Agreement, as shown by Recipient’s or such Representative’s files and records. Disclosure of Confidential Information under this Agreement cannot be used by Recipient or its Representatives to claim waiver of attorney-client or other privilege.

(d) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

(e) “Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, managing members and general partners; provided, that with respect to any Person other than Recipient or Recipient’s Affiliates, Representatives shall also include agents and consultants (including attorneys, financial advisors, and accountants); provided, further, that with respect to Recipient, Representatives shall also include (i) those agents, consultants and Affiliate personnel that are set forth on Annex A hereto and, (ii) only if Recipient receives the prior written consent of Disclosing Party (which consent shall not be unreasonably withheld, conditioned or delayed), any other agents, consultants, Affiliate personnel or any actual or potential source of financing (debt, equity or otherwise). The limitations on Recipient set forth in the immediately preceding proviso will terminate and be of no further force and effect at any time after a Fundamental Change Event.

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2. Duty of Confidentiality. Recipient will: (a) hold the Confidential Information in strict confidence; (b) use such Confidential Information for the sole purpose of evaluating, negotiating, financing, and consummating a potential negotiated transaction with Disclosing Party; (c) restrict disclosure of such Confidential Information to those of its Representatives with a bona fide need to know such Confidential Information in connection with evaluating, negotiating, financing, and consummating a potential negotiated transaction with Disclosing Party; (d) take commercially reasonable steps necessary to protect the confidentiality of the Confidential Information and to assure compliance with this Agreement by its Representatives, including informing each such Person of the confidential nature of the Confidential Information and of the provisions of this Agreement, and shall direct each such Person (i) to comply fully with the restrictions contained in this Agreement with respect to the confidential treatment and use of Confidential Information and (ii) not to disclose such Confidential Information to any other Person; and (e) not modify, reverse engineer, decompile, or disassemble any such Confidential Information. Recipient shall be liable for a breach of this Agreement by any of its Representatives, and will indemnify Disclosing Party for all damages arising from any such breach, unless such Representative enters into a confidentiality agreement with the Disclosing Party.

3. Confidential Information Required to be Disclosed by Law. In the event that Recipient or any of its Representatives is required by law, regulation, legal or regulatory process (including interrogatories, subpoena, request for information or documents, civil investigation, demand or similar process) court order, supervisory authority, any applicable rules and regulations of any national securities exchange, or other governmental requirement (each a “Governmental Requirement”) to disclose any Confidential Information, Recipient shall, or shall direct its Representatives to, as promptly as possible and in advance of such disclosure, to the extent permitted by applicable law, provide Disclosing Party with written notice of any such requirement so that Disclosing Party may either seek a protective order or other appropriate remedy (and Recipient will reasonably cooperate with Disclosing Party in such efforts, at Disclosing Party’s request and expense) or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a written waiver from Disclosing Party, Recipient or any of its Representatives is advised in writing by legal counsel that it is nonetheless required to disclose Confidential Information, then Recipient or such Representative, as applicable, may, without liability under this Agreement, disclose only that portion of the Confidential Information required to be so disclosed, provided that Recipient will cooperate with Disclosing Party, at Disclosing Party’s request and expense, and use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information, provided further, that prior to such disclosure, Recipient will have (i) provided Disclosing Party with the text of such disclosure as far in advance of its disclosure as is practicable and (ii) considered in good faith Disclosing Party’s suggestions concerning the scope and nature of the information to be contained in such disclosure.

4. Co-Bidding; Exclusive Financing. Neither Recipient nor any of its Representatives or Affiliates will, without the prior written consent of Disclosing Party, (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to a possible transaction with the Disclosing Party or (ii) directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person regarding a possible transaction with the Disclosing Party (including, without limitation, the debt or equity financing thereof); provided, that this sentence shall terminate and be of no further force and effect at any time after a Fundamental Change Event. Recipient hereby represents and warrants that, prior to its execution of this Agreement, neither Recipient nor any of its Representatives has taken any prohibited action referred to in the immediately preceding sentence. Without limiting the foregoing, neither Recipient nor any of its Representatives will, without the prior written consent of Disclosing Party, enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with a possible transaction with Disclosing Party. For purposes of this Agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving Disclosing Party or acting as a potential source of capital or financing (debt, equity or otherwise) to any other person with respect to a potential transaction with Disclosing Party shall be deemed an exclusive arrangement.

5. No Grant of Rights. Nothing in this Agreement, nor any disclosure made under this Agreement, shall be construed to grant Recipient or any of its Representatives any rights, by license or otherwise, either express or implied, in any patent, copyright, trademark, trade secret or other form of intellectual property now or hereafter owned, obtained or licensed by Disclosing Party or any of its Affiliates, or any other ownership rights of any kind in any Confidential Information. Recipient acknowledges and agrees that the Confidential Information is, and remains, the exclusive property of Disclosing Party or its Affiliates (as applicable) at all times and throughout the world.

6. No Representations or Warranties. Nothing in this Agreement shall be deemed to be a representation or warranty by Disclosing Party or any of its Representatives about any Confidential Information. Recipient acknowledges and agrees that neither Disclosing Party nor any of Disclosing Party’s Representatives has made any representation or warranty under this Agreement, express or implied, as to the accuracy or completeness of any Confidential Information. Recipient agrees that, except as otherwise set forth in a subsequent definitive written agreement, other than this Agreement, executed by the Parties relating to a potential transaction between the Parties, neither Disclosing Party nor any of Disclosing Party’s Representatives shall have any liability to Recipient relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. Disclosing Party’s Representatives are express third party beneficiaries of this Section 6.

7. Return or Destruction of Confidential Information. Recipient shall, and shall cause its Representatives to, promptly (and in any event within 5 Business Days) following Disclosing Party’s written request, return all originals, copies, extracts, other reproductions, summaries and any other form(s) or embodiment(s) made by Recipient or any of its Representatives of any Confidential Information in Recipient’s or any of its Representatives’ possession or disclosed to any other Person (whether or not such disclosure was permitted hereunder), or, in the alternative and at Recipient’s sole option, promptly (and in any event within 5 Business Days) following Disclosing Party’s written request, destroy such Confidential Information and certify to Disclosing Party, in a writing signed by an executive officer of Recipient, such destruction (as applicable), and following such return or destruction shall not retain any copies or other reproductions, in whole or in part, of such Confidential Information. Recipient’s and its Representatives’ obligation to return or destroy copies of Confidential Information does not apply to copies of Confidential Information: (a) required to be retained pursuant to law, regulatory rule, or legally binding order of any governmental authority or (b) that are electronically stored copies contained in archives or back-up systems in accordance with ordinary back-up practices or bona fide retention policies; provided that such archival and back-up copies are not readily accessible to users whose functions are not primarily information technology in nature. Notwithstanding anything to the contrary in this Agreement (including Section 13 below), all Confidential Information that is retained in accordance with the immediately foregoing sentence shall remain subject to this Agreement (including Sections 2 and 3 of this Agreement and this Section 7) for as long as such Confidential Information is so retained.

8. No Disclosure of this Agreement. Except as required by Governmental Requirement and in accordance with Section 3 of this Agreement, the Recipient shall not, and shall not permit any of its Representatives to, without the prior written consent of the Disclosing Party, disclose to any Person the fact that the Confidential Information has been made available to the Recipient or its Representatives, that the Recipient or its Representatives has requested, received or inspected any portion of the Confidential Information, the existence of this Agreement, that Recipient is considering, that any discussions or negotiations have taken place concerning, or any term, condition or other fact relating to a possible transaction with Disclosing Party. All such information shall be deemed to be included in the definition of “Confidential Information”.

9. Standstill Agreement. Recipient hereby represents to Disclosing Party that, as of the date hereof, Recipient does not have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of Disclosing Party. Unless approved in advance or invited by the Board of Directors of GLDD in writing, the Recipient agrees that neither it, any of its Representatives that has received Confidential Information or is acting on behalf of or in concert with Recipient (or any of its Representatives) or any of its controlled Affiliates will, during the one-year period following the Effective Date, directly or indirectly:

(a) make any statement or proposal to the Board of Directors of GLDD, a board of directors or similar governing body of any of its subsidiaries, any of the Disclosing Party’s Representatives, any of the stockholders of GLDD or any of the equity holders of any subsidiaries of GLDD regarding, or make any announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or by social or other media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving GLDD or any of its subsidiaries; (ii) any restructuring, recapitalization, liquidation, or similar transaction involving GLDD or any of its subsidiaries; (iii) any acquisition of any of GLDD’s or any of its subsidiaries’ loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of such loans, debt securities, equity securities, or assets; or (iv) any proposal to seek representation on the Board of Directors of GLDD or any of its subsidiaries or otherwise seek to control, influence or advise the management, board of directors, or policies of any of them or to influence, advise or direct the vote of stockholders of GLDD or any of the equity holders of any subsidiaries of GLDD;

(b) knowingly instigate, encourage, or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 9(a) or 9(e);

(c) take any action that would reasonably be expected to require the Disclosing Party to make a public announcement regarding any of the actions set forth in Section 9(a) or 9(e);

(d) except pursuant to a confidential communication contemplated by this Section 9 that would not reasonably be expected to require GLDD or Recipient to make any public disclosure, request that GLDD (or the Board of Directors of GLDD or Disclosing Party’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 9, or refer to any desire or intention, but for this Section 9, to do so; or

(e) acquire (or seek, propose or agree to acquire, publicly or privately), of record or beneficially, by purchase, business combination, tender offer, exchange offer or otherwise, any loans, debt securities, equity securities, or assets of the Disclosing Party or any of its subsidiaries, or rights or options to acquire interests in any of the Disclosing Party’s loans, debt securities, equity securities, or assets, except to the extent resulting exclusively from actions taken by GLDD. The foregoing restrictions in this Section 9(e) shall not prevent any of Recipient’s actual or potential financing sources that are Representatives hereunder (but are not Affiliates of Recipient) that effect or recommend transactions in securities (i) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist or block positioner; (ii) not at the direction or request of Recipient or any Affiliate thereof; (iii) subject to the terms of Section 10 hereof and (iv) subject to such financing source(s) establishing a customary and appropriate “tree” system or “wall” system segregating investment professionals with any involvement in Recipient’s actual or potential financing of a potential transaction with the Disclosing Party from, and from sharing Confidential Information with, investment professionals involved in effectuating or recommending any such transaction in securities; provided, in each case, (i) that such transactions in securities are not used to benefit Recipient or its Affiliates or any of their respective Affiliates, (ii) that all Confidential Information will be kept strictly confidential and kept unavailable to all individuals that are not involved in Recipient’s actual or potential financing of a potential transaction with the Disclosing Party, (iii) that such Representatives shall otherwise comply with all other terms of this Agreement to the extent applicable, and (iv) that Recipient will not cause, direct or encourage any such Representative or its Affiliates to take any action Recipient is restricted from taking hereunder. For purposes of this Section 9, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise.

Notwithstanding anything to the contrary in this Section 9, Recipient or any of its Representatives may submit to GLDD one or more offers, proposals or indications of interest to acquire GLDD in a negotiated Combination between the Recipient or its Affiliates and GLDD that would otherwise violate the provisions of Sections 9(d) or (e); provided that each submission is made solely to GLDD’s Board of Directors on a private and confidential basis and in a manner that would not reasonably be expected to require GLDD or Recipient to make public disclosure of such offer, proposal or indication of interest; provided further that Recipient and its Representatives shall not make a confidential proposal to GLDD after the commencement of a public offer to acquire securities of GLDD made in connection with a non-negotiated transaction and before the filing of GLDD’s recommendation with respect to such offer on Schedule 14D-9 under the Exchange Act.

Notwithstanding the foregoing provisions of this Section 9, if at any time during the one-year period referenced above (i) GLDD enters into an agreement providing for a Combination or GLDD redeems any rights under, or modifies or agrees to modify, a shareholder rights plan for the sole purpose of facilitating any Combination or (ii) a tender or exchange offer which if consummated would constitute a Combination is made for securities of GLDD and the Board of Directors of GLDD recommends that its stockholders accept such offer(each, a “Fundamental Change Event”), then the restrictions set forth in Sections 9(a)–(e) and the preceding paragraph shall immediately terminate and be of no further force or effect.

Notwithstanding anything to the contrary in this Agreement, any action, statement or disclosure by Recipient or any of its Representatives taken after expiration of the one-year period referenced above that would have been restricted by terms of this Section 9 (the “Standstill Restrictions”) if such action, statement or disclosure had been taken before expiration or termination of the Standstill Restrictions shall not be, and shall be deemed not to involve, a breach of the Standstill Restrictions.

10. Securities Law Compliance. Recipient understands that: (a) the Confidential Information may contain or constitute material non-public information concerning the Disclosing Party and its Affiliates; and (b) trading in the Disclosing Party’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Recipient to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder. Recipient agrees that it and its Affiliates will not, and Recipient will direct its Representatives not to, trade in the Disclosing Party’s securities until such time as it and they may do so under applicable securities laws.

11. No Solicitation of Employees. Recipient agrees that, without the prior written consent of Disclosing Party, neither Recipient nor any of its Representatives will, for a period of eighteen (18) months from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, (i) any officer or director of Disclosing Party or (ii) any other person who is employed by Disclosing Party on the date hereof or at any other time hereafter and prior to the termination of discussions between Recipient and Disclosing Party with respect to the possible transaction with Recipient and whose annual salary (at the time of any such solicitation) exceeded $100,000 (any such person described in clause (ii) is referred to herein as an “Other Employee”); provided, however, that the foregoing shall not preclude (a) the hiring of Other Employees who apply for employment with Recipient on their own initiative without direct or indirect inducement or encouragement by Recipient or any of its Representatives, (b) the solicitation (or employment as a result of the solicitation) of Other Employees whose employment has been terminated, or (c) the solicitation (or employment as a result of the solicitation) of Other Employees through (1) public advertisements or general solicitations that are not specifically targeted at such person(s) or (2) recruiting or search firms retained by Recipient, or internal search personnel who did not have access to Confidential Information, using a database of candidates without targeting Disclosing Party or specific individuals, without direction or knowledge on Recipient’s behalf by any person who had access to Confidential Information. Recipient agrees that Recipient and its Representatives will not, without the prior written consent of Disclosing Party, engage in discussions with management of Disclosing Party regarding any post-transaction employment (including the terms of any such employment) or equity participation as part of, in connection with or after a possible transaction with Recipient; provided, that this sentence shall terminate and be of no further force and effect at any time after a Fundamental Change Event.

12. Additional Agreements. Each Party acknowledges and agrees that the Parties, and/or their counsel, in the future may enter into additional written agreements regarding certain, specified Confidential Information that may be sensitive or of a competitive nature that will provide additional restrictions on the disclosure or use of such Confidential Information. Each Party further agrees that where there is conflict between the terms of any such additional agreement and this Agreement, the terms of such additional agreement shall govern with respect to the subject matter of such additional agreement.

13. Term. Unless otherwise specifically provided in another Section of this Agreement, the term of this Agreement and the rights and obligations of the Parties pursuant to this Agreement shall commence on the Effective Date and terminate two (2) years following the Effective Date; provided that the last sentence of Section 7, the provisions of Sections 10 and 14 and the provisions of this Section 13 shall survive the expiration or termination of this Agreement. Notwithstanding the immediately foregoing sentence, Recipient’s obligations under this Agreement shall not terminate with respect to any trade secret until such time as such trade secret is no longer a trade secret (provided, however, that Recipient’s obligations under this Agreement shall not terminate with respect to any trade secret if such trade secret ceases to be a trade secret as a result of any breach of this Agreement by Recipient or any of its Representatives). Recipient agrees that unless a definitive agreement is executed and delivered with respect to a possible transaction between the Disclosing Party and Recipient (in which case, until such execution and delivery), neither Disclosing Party nor Recipient intends to be, nor shall either be, under any legal obligation with respect to such a possible transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to such possible transaction, including any obligation to commence or continue discussions or negotiations, except for the matters specifically agreed to in this Agreement. Unless otherwise specified herein, either Party may terminate discussions and negotiations at any time and for any reason.

14. General Provisions.

(a) Construction. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Sections are to sections of this Agreement; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) the word “including” means “including, without limitation”, the word “include” means “include, without limitation” and the word “includes” means “includes, without limitation.”

(b) Equitable Relief. The Parties agree that money damages would not be a sufficient remedy for any breach or potential breach of this Agreement by the Recipient or any of its Representatives (treating the Recipient’s Representatives as if they were signatories hereto) and that without prejudice to any other rights and in addition to all other remedies it may be entitled to, the Disclosing Party shall be entitled to seek specific performance and injunctive or other equitable relief without proof of damages and, to the extent permitted by law, without the necessity of posting any bond or other security as a remedy for any such breach or potential breach of this Agreement.

(c) Assignment. Recipient shall not assign this Agreement or any interest in this Agreement without Disclosing Party’s prior express written consent, which written consent Disclosing Party may, at its sole discretion, withhold. Any attempted assignment or transfer by Recipient not in accordance with this Section 14(c) shall be void and without effect. This Agreement shall be binding upon, shall inure to the benefit of, and may be enforced by the Parties and their respective successors and permitted assigns.

(d) Severability. If any provision of this Agreement is deemed invalid or unenforceable, such provision will be deemed limited by construction in scope and effect to the minimum extent necessary to render it valid and enforceable and, in the event no such limiting construction is possible, the invalid or unenforceable provision will be deemed severed from this Agreement without affecting the validity of any other term or provision.

(e) Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of the Parties.

(f) Waivers, etc.; Effect of Waiver or Consent. Any waiver, permit, consent or approval of any kind or character on the part of either Party of any provision of this Agreement or of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. No delay or omission to exercise any right, power or remedy accruing to a Party shall impair any such right, power or remedy of that Party; nor shall it be construed to be a waiver of any such breach or default or an acquiescence in such breach or default or of any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default.

(g) Governing Law; Submission to Jurisdiction.

(i) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(ii) ANY ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE EXCLUSIVELY INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN NEW CASTLE COUNTY, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE

JURISDICTION OF SUCH COURTS IN SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE ANY RIGHT TO, AND AGREE NOT TO, PLEAD OR CLAIM THAT AN ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR OTHER ACTION OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY THE OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TERMS OF THIS SECTION 14(h).

(i) Entire Agreement. This Agreement is the only agreement between the Parties on its subject matter and supersedes all prior or contemporaneous agreements regarding its subject matter.

(j) Notice; Access. All notices hereunder shall be deemed given if in writing and delivered, if sent by national overnight delivery service, courier, electronic mail or by registered or certified mail (return receipt requested) to the Parties at their respective addresses (or at such other addresses as shall be specified by like notice) set forth on the signature page(s) to this Agreement. Any notice given by national overnight delivery service, courier, or mail (including electronic mail) shall be effective when received. It is understood that all communications with the Disclosing Party regarding a possible transaction with Recipient or requests for information, facility tours or management meetings will be submitted or directed only to a person designated by Disclosing Party from time to time. Recipient also agrees not to, and to cause its Representatives not to, initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to a possible transaction with Recipient) with any Representative (other than Disclosing Party’s financial advisors and counsel), customer or supplier of Disclosing Party, except with the express permission of Disclosing Party.

(k) Affiliates. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of Recipient’s Affiliates, provided that (i) neither such Affiliates nor any of their Representatives have been given access to Confidential Information by Recipient or its Representatives and (ii) neither such Affiliates nor their Representatives are acting on Recipient’s behalf or upon its instruction or encouragement in contravention of any term or provision of this Agreement.

(l) Further Miscellaneous Provisions. The headings contained in this Agreement are for convenience only. Such headings are not considered a part of this Agreement and will not limit or affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[SIGNATURE PAGE FOLLOWS]

The undersigned have executed this Non-Disclosure Agreement as of the date first set forth above.

RECIPIENT:

SALTCHUK RESOURCES, INC.

By:	/s/ Mike Dannenberg
Print Name: Mike Dannenberg
Title: VP, Corporate Development & Strategy

Address for Notices:

Saltchuk Resources, Inc. Attn: General Counsel 450 Alaskan Way S, Ste 708
Seattle, Washington 98104

DISCLOSING PARTY:

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Vivienne Schiffer
Print Name: Vivienne Schiffer
Title: Chief Legal Officer, Chief Compliance Officer and Corporate Secretary

Address for Notices:

9811 Katy Freeway, Suite 1200
Houston, Texas 77024

ANNEX A

AGENTS AND CONSULTANTS OF RECIPIENT

[Redacted]